Exhibit 10.21

PART-TIME EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into and effective as of June 1, 2006, by and between Cytori Therapeutics, Inc., a Delaware corporation located at 3020 Callan Road, San Diego, CA 92121 (“Company”), and Charles E. Galetto, an individual with a residence address of 12445 Figtree Street, San Diego, CA 92131 (“Employee”).

In consideration of the mutual promises made by the parties to this Agreement, the parties agree as follows:

1. Duties and Compensation

(a) Employee is engaged by the Company as a Financial Advisor and shall perform the duties customarily associated with that position.

(b)  The Company shall pay to Employee for the services to be rendered hereunder a basic salary at a monthly rate of Two Thousand Forty Four Dollars ($2,044.00) per month, in addition to an hourly rate of One Hundred Seventy Five Dollars ($175.00) per hour for any services rendered. The salary and hourly earnings shall be payable twice a month on the fifteenth and last days of each month during which this Agreement is in force.

2. Duration and Termination

The term of this Agreement shall commence on June 1, 2006 and shall terminate on December 15, 2006 unless extended by mutual agreement. The employment relationship created by this Agreement is “at will” and may be terminated by either the Company or Employee at any time, with or without cause.  Should the Company terminate Employee without cause prior to December 15, 2006, Employee shall receive, as severance, the balance of his basic monthly salary payments that would have otherwise been payable from the date of termination through December 15, 2006.  Except as otherwise agreed in writing, neither the Company nor Employee shall have any further obligation to each other by way of compensation or otherwise.

3. Other Compensation / Benefits

Employee understands and agrees that by his employment hereunder he shall not earn or accrue any right to any additional compensation.  Employee further understands and agrees that, while he will receive all legally-mandated benefits (such as Social Security and workers’ compensation insurance), he is not eligible to participate in any of the Company’s other benefits plans or programs, including, but not limited to, 401(k), stock options, health insurance, paid time off and the Company’s flexible benefits plan.

4. Agreement Relating to Confidential Information

Employee agrees that he shall continue to be covered by the Company’s Confidentiality and Assignment of Inventions Agreement which he executed on April 24, 2000 and the Company’s Nondisclosure Agreement which he executed on April 24, 2000.

5. Noninterference

While employed by the Company and for two (2) years immediately following the termination of employment, Employee agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Employee further agrees that, at all times both during employment by the Company and after his termination, Employee will not use, reproduce, or disclose to any other person or company, any Confidential Information as defined in the Company’s Confidential Information and Inventions Agreement, that would enable or assist that person or company to solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment with the Company.

6. Remedies

Employee agrees that the duties under Section 5, the Confidentiality and Assignment of Inventions Agreement, and the Nondisclosure Agreement shall survive termination of employment with the Company.

7.  Governing Law

This Agreement and the rights and obligations of the parties shall be governed and construed by the substantive laws of the State of California as applied to contracts that are executed and performed entirely in California.  Exclusive jurisdiction and venue for any dispute arising out of or related to this Agreement shall lie with the federal and state courts located in and serving San Diego County, California.

8. Complete Agreement; Amendments

The foregoing, together with the Confidential Information and Inventions Agreement between Employee and the Company, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. If either party should waive any breach of any provision of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EMPLOYEE:	COMPANY:

Charles E. Galetto	Cytori Therapeutics, Inc.

/s/ Charles E. Galetto	By:	/s/ Mark E. Saad
Name: Mark E. Saad
Title: Chief Financial Officer
Phone: 858-271-7988	Phone: (858) 458-0900
Fax: 858-695-0781	Fax: (858) 458-0994
E-Mail: galetto@san.rr.com	E-Mail: msaad@cytoritx.com

Date: 5/24/2006	Date: 5/23/2006